Nu-Med Plus Announces Keith L. Merrell as their full-time Chief Financial Officer and Secretary/Treasurer.

Salt Lake City, Utah – (Globe Newswire) – February 13, 2018) - Nu-Med Plus, Inc. (OTCBB: NUMD), a medical device company which explores and develops medical applications of new disruptive technologies in the medical field, announced that Keith L. Merrell has become the full-time Chief Financial Officer and Secretary/Treasurer.

Mr. Merrell brings over 30 years of business and accounting experience while serving as Chief Financial Officer or Controller of five companies both public and private, and correspondingly he has had numerous years of involvement with SEC reporting during his professional tenure. His business career also includes extensive experience in mergers and acquisitions. “As NU-MED PLUS has continued to grow and expand our business the need for Mr. Merrell to become full time became extremely clear. 2018 will be a busy year for our company with the anticipated FDA 510K filing for our Hospital INO Unit and with the progression of our other disruptive products, Keith’s experience and involvement will be instrumental in our success.” commented Mr. Jeff Robins, President and CEO of Nu-Med-Plus.

About Nu-Med Plus, Inc.

Nu-Med Plus, Inc. is a medical device development company created to explore medical applications of newly developed technologies. Nitric Oxide (NO) is an essential biological gas which is currently being used for congenital pulmonary hypoplasia and neonatal hypoxia therapy. Contemporary research is being done for additional applications involving the therapeutic need for vasodilation and increased delivery of oxygen to diseased and injured tissues. The emphasis for Nu-Med Plus is to generate controlled-flow of INO for internal therapies with integrating accessories for availability in emergency rooms and urgent care facilities, medical and chiropractic offices, convalescent and nursing homes, and for emergency response teams for treatment of various trauma injuries. For more information please visit www.nu-medplus.com.

Contact:

Jeff Robins

President

801-746-3570

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's ability to complete proposed private placement financing. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.